Exhibit 8.1

Mayer Brown LLP 1221 Avenue of the Americas New York, NY 10020-1001 United States of America T: +1 212 506 2500 F: +1 212 262 1910 mayerbrown.com

June 15, 2021

Canadian Imperial Bank of Commerce Commerce Court Toronto, Ontario Canada M5L1A2

Ladies and Gentlemen:

We have acted as U.S. tax counsel to Canadian Imperial Bank of Commerce (the “Bank”) in connection with the issuance by the Bank of its Senior Debt Securities. We hereby confirm to you that the statements that describe provisions of the U.S. Internal Revenue Code of 1986, as amended, or the rules and regulations promulgated thereunder, under the heading “Material Income Tax Consequences—United States Taxation” in the prospectus included as part of the Registration Statement filed on Form F-3 (as amended, the “Registration Statement”) are our opinion, subject to the qualifications, limitations and assumptions set forth in the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the headings “Legal Matters” and “Material Income Tax Consequences—United States Taxation”  in the prospectus included as part of the Registration Statement.

In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Securities Act of 1933 or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Mayer Brown LLP